Exhibit 99.1

DYNAMIC HEALTH PRODUCTS, INC.

Dynamic Health to Acquire Sports Nutrition and Performance Drink Distributor

Further Enhances Marketing and Distribution Base

LARGO, FL - March 3, 2005 — Dynamic Health Products, Inc. (OTC Bulletin Board: DYHP) today announced that it has entered into an agreement and plan of merger to acquire Dynamic Marketing, Inc. (DMI), a sports nutrition and performance drink distributor with approximately $14 million in unaudited annual revenues.

DMI is engaged in wholesaling and distributing a wide variety of non-prescription dietary supplements, health food and nutritional products, performance drinks, tanning products, exercise accessories and other related products. DMI has distribution centers located in Cranston, RI and Henderson, NV, and is the second largest distributor of performance drinks in the United States.

Mandeep Taneja, CEO of Dynamic stated “We continue to execute on our strategy of expanding sales, marketing and distribution channels for our rapidly growing line of sports nutrition products, dietary supplements and health and beauty care products. DMI currently sells approximately 90 product lines with more than 1200 individual products, which complement our existing offering and add depth to our performance drink selection.”

Upon closing of the agreement, Dynamic will pay consideration in excess of $3 million, consisting of cash and stock. Closing of the transaction is subject to Dynamic’s completion of due diligence, the completion of audited financial statements of DMI and other customary terms and conditions. Dynamic anticipates closing the transaction on or about March 31, 2005. Dynamic intends to complete a financing transaction to fund the payoff of non-assumable obligations of DMI at the closing of the acquisition.

“With DMI, Dynamic will have completed its third acquisition in the sports nutrition distribution industry since October 2004,” added Mr. Taneja. “We are driving industry consolidation in order to leverage the resulting economies of scale.”

Dynamic Health Products, Inc. is a rapidly growing developer, wholesaler and distributor of sports nutrition products, non-prescription drugs, dietary supplements, vitamins, health food and nutritional products, soft goods and other related products.

This press release may contain statements which constitute forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including those regarding the company and its subsidiaries’ expectations, intentions, strategies and beliefs pertaining to future performance. All statements contained herein are based upon information available to the company’s management as of the date hereof, and actual results may vary based upon future events, both within and without management’s control. Important factors that could cause such differences are described in the company’s periodic filings with the Securities and Exchange Commission.

Contact Information:

Cani Shuman

Chief Financial Officer

Tel: 727-329-1845